EXHIBIT 99.1

For Immediate Release

TECHNOCONCEPTS BECOMES TEROCELO™ INC.

Name Reflects Company’s Transition from R & D to Product-Driven Company

True Software Radio® Chip Line to Be Branded Lycon™

Van Nuys, CA -- TechnoConcepts Inc. announced today that it has now officially commenced doing business as Terocelo Inc., marking the transition of the company from a research and development focused organization to a consumer, product and market-driven company. As part of the launch, the company unveiled its new corporate website at www.terocelo.com.

“To understand our new name is to understand our purpose,” said Antonio Turgeon, chairman and CEO of the company. “The communications marketplace is dynamic and ever-changing, requiring a commitment to innovation. Although we will continue to research, design and develop new technologies for tomorrow’s needs, we need to focus on servicing today’s. It is a new era with the launch of the Lycon™ line of chipsets that contain the True Software Radio® patented technology.”

According to Turgeon, the name Terocelo™ came from the universal auxiliary language created by L.L. Zomeroff. True Software Radio® is a communications Esperanto, which means that the company’s solutions provide user networks and consumer devices the ability to speak and understand any language (protocol). “Terocelo connects two Esperanto words: tero, meaning earth, and cello, meaning aim, goal or purpose. Therefore Terocelo means world goal, and that reflects our corporate objective to be a disruptive technology that can become the new standard in the delivery of wireless telecom services, providing to the end-consumer unity by connecting him or her to anyone, anywhere via their handset and so providing true freedom and mobility.”

Turgeon noted that the company determined the Lycon™ name was appropriate for its line of chips that incorporate True Software Radio®. “We derived Lycon™ from the phonetic spelling of a Chinese word and converting it to English. We believe Lycon™ means to interpret from a single point of view. Our Lycon™ family of products will interpret signals and translate them so that they are converted into usable bits and bytes.”

“To assist with the development of a new corporate name, and product family line we engaged with XCELARTS, LLC, a branding firm in Austin, Texas, to develop our new name. XCELARTS was fresh off of two high profile naming projects and still dove in with its dynamic team of determined creative and linguistic gurus to create our outstanding package that included naming and corporate identity,” said Douglas Morrison, VP of Sales and Marketing.

The company said that its trading symbol will remain the same for the foreseeable future.

About Terocelo Inc.

TechnoConcepts Inc. (OTCBB:TCPS) does business as Terocelo Inc. Terocelo is in the business of designing, developing, licensing and marketing technology focused in the communications marketplace. Terocelo is positioned in the high-growth, wireless communication market having developed breakthrough, disruptive technologies. These technologies can be integrated into many high-volume commercial markets, including cell phone, automotive, base station, Femto/Pico Cell, and First Responder markets.

The company has developed and patented True Software Radio®, a proprietary technology that creates convergence for the wireless industry. True Software Radio® has produced the Lycon™ family of wireless transmitter-receiver chipsets, designed to enable cell phones, PDAs, laptops, and infrastructure with different radio frequencies, standards, and protocols to adjust by software command so that they can communicate across otherwise incompatible networks, without the need for multiple radios. Lycon™ chipsets replace the front end, I/F processing, ADC, and digital filtering sections of radios. Because the technology simplifies design and reduces component costs, the company believes that Lycon™ and True Software Radio® are ideal platforms for Original Equipment Manufacturers (OEMs) and Original Design Manufacturers (ODMs) to develop new wireless broadband, mobile data, cellular, and other next-generation wireless applications.

More information is available at www.terocelo.com.

About Xcelarts

XCELARTS, a brand design firm based in Austin, Texas, has been molding imaginative solutions for their clients since 2001. XCELARTS is experienced in all areas of communication: design, strategic marketing and especially creativity. They have global experience. XCELARTS works primarily with high-tech companies and has produced brands and marketing materials used around the globe. They’re innovative. In a world cluttered with advertising, they believe that cunning ideas and creative ways of connecting with people is crucial if not mandatory. They’re problem solvers. Although they are well versed in traditional means of advertising and marketing strategies, they are not locked in to that and know that anything is possible. For more information, call (512)-474-9700, or email mary_m@xcelarts.com.

Visit their website at: www.xcelarts.com.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such statements may relate, among other things to expected financial and operating results, the expected acceptance of the company's products, the usefulness and benefits of the company's products generally and the acceptance of the company's technological solutions and its ability to achieve its goals, plans and objectives. The risks and uncertainties that may affect forward-looking statements include among others: difficulties providing solutions that meet the needs of customers, difficulty in developing new products, difficulty in relationships with vendors and partners, difficulty in introducing products in the marketplace and gaining acceptance of the same, difficulty gaining necessary governmental approvals, difficulty facing the intense competition present in the wireless communications industry, the company's limited operating history, its inexperience in operating internationally and difficulty managing rapid growth. For a more detailed discussion of the risks and uncertainties of TechnoConcepts' business, please refer to the company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission, and as subsequently amended. The company assumes no obligation to update any forward-looking statement contained in this press release or with respect to the announcements described herein.

Wolfe Axelrod Weinberger Associates, LLC

Investors:
Donald C. Weinberger, 212-370-4500
Managing Member
don@wolfeaxelrod.com

or

Martin E. Janis & Company, Inc.

Media:
Beverly Jedynak, 312-943-1100 ext. 12
President
bjedynak@janispr.com